EXHIBIT 99.1

NEWS	Contact: Jeremy Thigpen (713) 346-7301

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES

NAME AND CERTAIN MANAGEMENT TEAM MEMBERS OF ITS

DISTRIBUTION SPINOFF COMPANY

HOUSTON, TX, NOVEMBER 25, 2013 — National Oilwell Varco, Inc. (NYSE: NOV) announced that it has formed a new Delaware corporation, NOW Inc., to eventually serve as the independent, publicly traded company for its previously announced proposed plan to spin off to its shareholders its Distribution Business. The proposed publicly traded distribution business intends to operate under the name DistributionNOW.

The Company also announced the names of certain members of the Executive Management team for this company. On the effective date of the spinoff, Mr. Robert Workman will become the Chief Executive Officer of the publicly traded distribution company, Mr. Daniel Molinaro will become its Chief Financial Officer and Mr. David Cherechinsky will become its Chief Accounting Officer.

Mr. Workman started with National Oilwell Varco in 1991, and has held various managerial positions with the distribution business group since his start. He has served as President – Distribution Services since January 2001. He also serves as the Chairman of the Petroleum Equipment Suppliers Association and a member of the IPAA, IADC and API.

Mr. Molinaro is Vice President & Treasurer of National Oilwell Varco and has served as Treasurer since 1987. Prior to joining the company, Dan was Comptroller of the Oilwell Division of USX Corporation in Dallas, Texas. He started with U.S. Steel Corporation (USX) in 1968, and has held various managerial positions in Auditing, Accounting & Finance.

Mr. Cherechinsky has served as Vice President – Finance for the Distribution business group since 2003, and as Vice President – Finance for the Company’s Distribution & Transmission business segment since 2011. He previously served the Company starting in 1989 in various corporate roles including internal auditor, credit management and business analyst. He has an MBA and is a CPA.

National Oilwell Varco previously announced that Mr. Merrill A. “Pete” Miller, Jr. will become the Executive Chairman of that publicly traded distribution company on the effective date of the spinoff.

Mr. Miller remarked “I’m very excited by the prospect of Robert, Dan and Dave assuming key roles in management of this new distribution company. They have incredible depth and industry experience, which will enable our new company to grow and move forward successfully.”

National Oilwell Varco also announced that it intends to promote Mr. Trevor Martin to the position of Treasurer on the effective date of the spinoff, to fill the position that will be left vacant by the departure of Mr. Molinaro.

Trevor Martin started with National Oilwell Varco as an internal auditor in July 2004. He joined the Treasury Department in June 2007, as Treasury Manager, and was promoted to his current position of Assistant Treasurer in 2010.

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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